Exhibit 99.1

For Immediate Release

December 28, 2007

Contact:

Joseph P. Delaney

President and CEO

Medical Services Company (MSC) Inc.

1-800-848-1989 Ext. 7219

jdelaney@medservco.com

MSC Names Paul Bode as Senior Vice President, Ancillary Sales

Jacksonville, FL (December 28, 2007) – Medical Services Company (MSC), a leader in providing medical products and services to the workers’ compensation industry, has named Paul Bode as Senior Vice President, Ancillary Sales. Bode will be responsible for overseeing a national sales force in MSC’s ancillary sector.

Bode has an extensive background in the workers’ compensation industry. He previously served as Vice President, Sales & Marketing at Gould & Lamb, LLC where he was responsible for managing a national sales force as well as the marketing department. Prior to his experience with Gould & Lamb, Bode served in positions with GAB Robins, CompManagement, Inc., GENEX Services, Inc., and Sullivan Health Management. Bode holds a B.S. in Agricultural Economics from Texas A&M University.

“I am thrilled to welcome Paul Bode to the MSC executive team,” said Joe Delaney, President and CEO of MSC. “His many years of sales leadership experience in the workers’ compensation industry will be an invaluable asset to our company and our customers.”

About MSC:

MSC provides medical products and services to the workers’ compensation industry. Our customers include the nation’s leading workers’ compensation insurers, third-party administrators, and self-insured employers. Focusing exclusively on workers’ compensation cases, MSC has fine-tuned the process to make working with them the most cost-efficient experience in the industry. MSC provides true one-stop service for its customer.